Exhibit (j)(1)
Report of Independent Registered Public Accounting Firm
To the Board of Trustees and Shareholder of Schwab U.S. Broad Market ETF:
In our opinion, the accompanying statement of assets and liabilities presents fairly, in all material respects, the financial position of Schwab U.S. Broad Market ETF (the “Fund”) at October 13, 2009, in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Fund’s management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this financial statement in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
October 20, 2009